Exhibit 99.1
CapitalSource Inc.
5404 Willard Avenue
Second Floor
Chevy Chase, MD 20815
FOR IMMEDIATE RELEASE

For information contact:

Investor Relations:	Media Relations:

Dennis Oakes	Michael E. Weiss

Senior Vice President — Investor Relations	Director of Communications

(212) 321-7212	(301) 841-2918
CapitalSource Announces Consent Solicitation for
12.75% First Priority Senior Secured Notes due 2014
CHEVY CHASE, MD. December 3, 2010. CapitalSource Inc. (NYSE:CSE) today announced that it is soliciting consents from holders of its outstanding 12.75% First Priority Senior Secured Notes due 2014 (the “Securities”) to approve amendments to the indenture relating to the Securities (the “Indenture”) that would, among other things, allow the Company to use available cash to purchase its convertible debentures redeemable in 2011 and 2012 and modify the calculation of the Company’s capacity to make certain restricted payments.
Adoption of the proposed amendments requires the consent of holders of at least a majority of the outstanding aggregate principal amount of the Securities voting as a single class (the “Requisite Consents”). The aggregate outstanding principal amount of the Securities as of December 2, 2010 was $300,000,000.

The consent solicitation will expire at 5:00 p.m., New York City time, on December 9, 2010, unless we extend it (such date and time, as the same may be extended, the “Expiration Date”). Only holders of record of the Securities as of 5:00 p.m., New York City time, on December 1, 2010 are eligible to deliver consents to the proposed amendments in the consent solicitation. Consents that have been validly delivered may be validly revoked until, but not after, the Expiration Date. If the proposed amendments to the Indenture are approved, the amendments will be binding on all holders of the Securities, including those that did not deliver their consent, but only holders validly delivering their consent will receive the Consent Fee.
The consent payment for the Securities is $50.00 per $1,000 principal amount of the Securities (the “Consent Fee”) which we receive prior to the Expiration Date, subject to receipt of the Requisite Consents and satisfaction or waiver of all other conditions to the Consent Solicitation Statement. No Consent Fee will be payable with respect to any Consents received after the Expiration Date.
None of CapitalSource Inc., its subsidiaries or affiliates, the Solicitation Agent, the Trustee or the Tabulation Agent makes any recommendation as to whether holders of the Securities should consent or refrain from consenting to the proposed amendments.
This press release is not a solicitation of consents with respect to the Securities. The consent solicitation is being made solely by the Consent Solicitation Statement dated December 2, 2010, and the related consent form which set forth the complete terms of the consent solicitation.
For a complete statement of the terms and conditions of the Consent Solicitation and the proposed amendments to the indentures, holders of the Securities should refer to the Consent Solicitation Statement, which is being sent to all holders of record of the Securities as of the record date. Questions concerning the terms of the Solicitation should be directed to the Solicitation Agent as follows:
Goldman, Sachs & Co.
200 West Street
New York, NY 10282
Attn: Liability Management Group
Toll-free: (800) 828-3182
Collect: (212) 902-5183.
Requests for assistance in completing and delivering a Consent Form or requests for additional copies of the Consent Solicitation Statement and the related consent form should be directed to Trustee, as Tabulation Agent, as follows:
U.S. Bank National Association
By Facsimile:
(For Eligible Institutions only): (651) 495-8158
Confirmation by Telephone:
(800) 934-6802
By Overnight Courier or Mail:
U.S. Bank National Association
60 Livingston Avenue
St. Paul, Minnesota 55107
Attn: Specialized Finance

About CapitalSource
CapitalSource Inc. (NYSE: CSE), through its wholly owned subsidiary CapitalSource Bank, provides financial products nationwide to small and middle market businesses and offers depository products and services in southern and central California. As of September 30, 2010, CapitalSource had total assets of $9.6 billion and $4.6 billion in deposits. Visit www.capitalsource.com and www.capitalsourcebank.com for more information.